                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. )(1)

                           Tri-Continental Corporation
                           ---------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.50 PER SHARE
                     ---------------------------------------
                         (Title of Class of Securities)

                                    895436103
                                    ---------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG &  WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 27, 2005
                                -----------------
             (Date of Event Which Requires Filing of This Statement)

         If the filing person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the  subject of this  Schedule  13D,  and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box / /.

         NOTE.  Schedules  filed in paper format shall include a signed original and five copies of the  schedule,  including  all  exhibits.  SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 63 Pages)

-------------
(1)      The  remainder  of this cover page shall be filled out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information  required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 2 of 63 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 WESTERN INVESTMENT LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  3,140,515
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              3,140,515
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    3,140,515
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.8%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 3 of 63 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 ARTHUR D. LIPSON
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO, PF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  3,141,516
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              3,141,516
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    3,141,516
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.8%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 4 of 63 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 WESTERN INVESTMENT HEDGED PARTNERS L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,608,515
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,608,515
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,608,515
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.5%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 5 of 63 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 WESTERN INVESTMENT INSTITUTIONAL PARTNERS LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -(1)
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -(1)
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    - 0 -(1)
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%(1)
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)      As of the date of the event  requiring  the  filing of this  Statement,
         Western Investment  Institutional  Partners LLC owned 832,500 shares of common stock of the Issuer,  all of which were  transferred  to Western
         Investment Activism Partners LLC on January 4, 2006. Western Investment
         Institutional Partners LLC does not currently own any securities of the
         Issuer.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 6 of 63 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 WESTERN INVESTMENT ACTIVISM PARTNERS LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,532,000
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,532,000
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,532,000
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.4%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 7 of 63 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,371,250
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,371,250
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,371,250
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.2%
--------------------------------------------------------------------------------
    14            TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 8 of 63 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 BENCHMARK PLUS PARTNERS, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,303,475
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,303,475
               -----------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,303,475
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.2%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 9 of 63 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 BENCHMARK PLUS MANAGEMENT, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,371,250
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,371,250
               -----------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,371,250
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.2%
--------------------------------------------------------------------------------
    14            TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 10 of 63 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 PARADIGM PARTNERS, N.W., INC.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                   OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   WASHINGTON
--------------------------------------------------------------------------------
 NUMBER OF          7    SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,303,475
  OWNED BY     -----------------------------------------------------------------
    EACH            8    SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                              1,303,475
               -----------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,303,475
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.2%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 11 of 63 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 SCOTT FRANZBLAU
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                   OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA
--------------------------------------------------------------------------------
 NUMBER OF          7    SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,371,250
  OWNED BY     -----------------------------------------------------------------
    EACH            8    SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                              1,371,250
               -----------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,371,250
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.2%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 12 of 63 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 ROBERT FERGUSON
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                   OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA
--------------------------------------------------------------------------------
 NUMBER OF          7    SOLE VOTING POWER
   SHARES
BENEFICIALLY                  2,674,725
  OWNED BY     -----------------------------------------------------------------
    EACH            8    SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                              2,674,725
               -----------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,674,725
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.4%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 13 of 63 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 MICHAEL DUNMIRE
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                   OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA
--------------------------------------------------------------------------------
 NUMBER OF          7    SOLE VOTING POWER
   SHARES
BENEFICIALLY                  2,674,725
  OWNED BY     -----------------------------------------------------------------
    EACH            8    SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                              2,674,725
               -----------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,674,725
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.4%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 14 of 63 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 MATTHEW S. CROUSE
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA
--------------------------------------------------------------------------------
 NUMBER OF          7    SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH            8    SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    - 0 -
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 15 of 63 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 PAUL DEROSA
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA
--------------------------------------------------------------------------------
 NUMBER OF          7    SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH            8    SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    - 0 -
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 16 of 63 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 MARLENE A. PLUMLEE
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA
--------------------------------------------------------------------------------
 NUMBER OF          7    SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH            8    SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    - 0 -
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 17 of 63 Pages
----------------------                                    ----------------------

          The following  constitutes  the Schedule 13D filed by the  undersigned
(the "Schedule 13D").

Item 1.   SECURITY AND ISSUER.

          This statement  relates to shares of the Common Stock, par value $0.50
(the "Shares"),  of Tri-Continental  Corporation (the "Issuer").  The address of the principal  executive offices of the Issuer is 100 Park Avenue, New York, New
York 10017.

Item 2.   IDENTITY AND BACKGROUND.

          (a) This  statement  is filed by  Western  Investment  LLC, a Delaware limited liability company ("WILLC"), Arthur D. Lipson, Western Investment Hedged
Partners  L.P., a Delaware  limited  partnership  ("WIHP"),  Western  Investment
Institutional  Partners  LLC, a Delaware  limited  liability  company  ("WIIP"),
Western  Investment  Activism Partners LLC, a Delaware limited liability company
("WIAP"),  Benchmark Plus  Institutional  Partners,  L.L.C.,  a Delaware limited liability company ("BPIP"),  Benchmark Plus Partners,  L.L.C, a Delaware limited liability company ("BPP"), Benchmark Plus Management, L.L.C., a Delaware limited
liability  company  ("BPM"),   Paradigm  Partners,   N.W.,  Inc.,  a  Washington
corporation ("PPNW"), Scott Franzblau, Robert Ferguson, Michael Dunmire, Matthew
S. Crouse, Paul DeRosa and Marlene A. Plumlee. Each of the foregoing is referred to as a "Reporting  Person" and  collectively as the "Reporting  Persons." WILLC provides  recommendations  from  time to time to BPIP  and BPP with  respect  to purchases  and sales of  Shares of the  Issuer,  pursuant  to an oral  agreement between WILLC and BPIP,  and between WILLC and BPP. Each of WILLC,  Mr.  Lipson,
WIHP,  WIIP and WIAP disclaim  beneficial  ownership of the Shares  beneficially owned by BPIP, BPP, BPM, PPNW, Mr. Franzblau, Mr. Ferguson and Mr. Dunmire. Each
of BPIP,  BPM and Mr.  Franzblau  disclaim  beneficial  ownership  of the Shares beneficially owned by the other Reporting Persons. Each of BPP and PPNW disclaim beneficial  ownership of the Shares  beneficially  owned by the other  Reporting
Persons.  Each of Mr. Ferguson and Mr. Dunmire disclaim beneficial  ownership of the Shares beneficially owned by the other Reporting Persons, with the exception of BPIP, BPM, BPP and PPNW. As of the close of business on January 4, 2006, WIIP no longer  beneficially  owned any securities of the Issuer.  Accordingly,  WIIP will no longer be deemed a Reporting  Person  after the filing of this  Schedule
13D and will not be included in subsequent  Schedules 13D filed by the remaining
Reporting  Persons relating to the securities of the Issuer.  With the exception of WIIP,  each of the  Reporting  Persons is party to that certain  Joint Filing
Agreement as defined and described in Item 6. Accordingly, the Reporting Persons are hereby filing a joint Schedule 13D.

          WILLC has sole voting and  investment  power over  WIHP's,  WIIP's and
WIAP's security  holdings and Mr. Lipson,  in his role as the managing member of
WILLC,  controls  WILLC's voting and investment  decisions.  BPM is the managing member of BPIP and  Messrs.  Franzblau,  Ferguson  and  Dunmire in their role as managing  members of BPM,  have sole voting and  investment  control over BPIP's security holdings.  PPNW is the managing member of BPP and Messrs.  Ferguson and
Dunmire,  in their role as the sole  officers and  directors  of BPP,  have sole voting and investment control over BPP's security  holdings.  Neither WILLC, Mr.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 18 of 63 Pages
----------------------                                    ----------------------

Lipson,  WIHP,  WIIP nor WIAP has voting or dispositive  control over the Shares beneficially  owned by BPIP, BPP, BPM, PPNW, Mr. Franzblau,  Mr. Ferguson or Mr.
Dunmire.  Neither BPIP, BPM nor Mr. Franzblau has voting or dispositive  control over the Shares  beneficially owned by the other Reporting Persons.  Neither BPP nor PPNW has voting or dispositive control over the Shares beneficially owned by the other Reporting Persons.  Neither Mr. Ferguson nor Mr. Dunmire has voting or dispositive  control over the Shares  beneficially owned by WILLC, WIHP, WIAP or
Mr. Lipson.

          (b) The principal  business  address of WILLC,  WIHP,  WIIP, WIAP, Mr.
Lipson and Mr.  Crouse is 2855 East  Cottonwood  Parkway,  Suite 110,  Salt Lake
City, UT 84121.

          The principal business address of BPIP, BPM, BPP, PPNW, Mr. Franzblau,
Mr. Ferguson and Mr. Dunmire is 820 A Street, Suite 700, Tacoma, WA 98402.

          The principal business address of Mr. DeRosa is c/o MT Lucas, LLC, 730
Fifth Avenue, New York, NY 10019.

          The principal  business  address of Dr.  Plumlee is c/o  University of
Utah, School of Accounting and Information Systems, 1645 E. Campus Center Drive,
Salt Lake City, UT 84112.

          (c) The principal  business of WILLC is acting as the general  partner and managing  member,  as the case may be, of WIHP, WIIP and WIAP. The principal occupation  of Mr. Lipson is acting as managing  member of WILLC.  The principal business  of  WIHP,  WIIP  and  WIAP is  acquiring,  holding  and  disposing  of investments in various companies.

          The  principal  business  of BPM is acting as the  managing  member of
BPIP.  The  principal  business of BPIP is  acquiring,  holding and disposing of investments in various companies.

          The  principal  business of PPNW is acting as the  managing  member of
BPP.  The  principal  business of BPP is  acquiring,  holding and  disposing  of investments in various companies.

          The principal  occupation  of Scott  Franzblau is acting as a managing member  of BPM.  The  principal  occupation  of Robert  Ferguson  is acting as a managing  member of BPM and as the President and director of PPNW. The principal occupation  of  Michael  Dunmire  is acting as a  managing  member of BPM and as
Chairman of the Board of PPNW.

          The  principal  occupation  of Mr.  Crouse is serving  as a  portfolio manager at WILLC.

          The  principal  occupation  of Mr. DeRosa is serving as a principal of
Mt. Lucas Management Corporation, an asset management company.

          The principal  occupation of Dr.  Plumlee is serving as a Professor of
Accounting at the University of Utah.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 19 of 63 Pages
----------------------                                    ----------------------

          (d) No  Reporting  Person  has,  during  the  last  five  years,  been convicted in a criminal  proceeding  (excluding  traffic  violations  or similar misdemeanors).

          (e) No Reporting Person has, during the last five years, been party to
a  civil  proceeding  of  a  judicial  or   administrative   body  of  competent
jurisdiction and as a result of such proceeding was or is subject to a judgment, decree  or final  order  enjoining  future  violations  of,  or  prohibiting  or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

          (f) Mr. Lipson, Mr. Franzblau,  Mr. Ferguson, Mr. Dunmire, Mr. Crouse,
Mr. DeRosa and Dr. Plumlee are citizens of the United States of America.

Item 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

          The  aggregate  purchase  price of the 3,140,515  Shares  beneficially owned by WILLC is approximately  $54,934,748,  including brokerage  commissions.
The Shares beneficially owned by WILLC were acquired with the working capital of each of WIHP and WIAP.  The aggregate  purchase  price of the 1,001 Shares owned
directly  by  Mr.  Lipson  is   approximately   $18,785,   including   brokerage
commissions. The Shares owned directly by Mr. Lipson were acquired with personal funds. The aggregate  purchase price of the 1,371,250 Shares  beneficially owned by BPM is approximately $24,585,926, including brokerage commissions. The Shares beneficially  owned by BPM were acquired with the working  capital of BPIP.  The aggregate  purchase price of the 1,303,475 Shares  beneficially owned by PPNW is
approximately   $22,906,458,   including  brokerage   commissions.   The  Shares
beneficially  owned by PPNW were acquired with the working capital of BPP. As of the date of the event requiring the filing of this Statement, WIIP owned 832,500
Shares,  all of which were transferred to WIAP on January 4, 2006. WIIP does not currently own any Shares.

Item 4.   PURPOSE OF TRANSACTION.

          The  Reporting  Persons  purchased  the Shares based on the  Reporting
Persons'  belief  that  the  Shares,   when  purchased,   were  undervalued  and
represented an attractive investment opportunity.  Depending upon overall market conditions,  other investment  opportunities available to the Reporting Persons, and the  availability  of Shares at  prices  that  would  make the  purchase  of additional  Shares  desirable,  the  Reporting  Persons may endeavor to increase their position in the Issuer through, among other things, the purchase of Shares on the open market or in private transactions or otherwise, on such terms and at such times as the Reporting Persons may deem advisable.

          The Reporting Persons are concerned by the persistent  discount to net asset value at which the Shares of the Issuer have been  trading.  The Reporting
Persons  believe  that the Board of  Directors of the Issuer has not been taking appropriate  action to cause the discount to net asset value to be eliminated or reduced.  Accordingly,  on December 30, 2005,  WIHP and Mr.  Lipson  submitted a letter  (the  "Nomination  Letter")  to the  Issuer  nominating  a slate of four nominees  comprised  of Arthur D.  Lipson,  Matthew S.  Crouse,  Paul DeRosa and
Marlene A. Plumlee  (collectively,  the "Nominees") for election to the Board of

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 20 of 63 Pages
----------------------                                    ----------------------

Directors of the Issuer at the 2006 annual meeting of shareholders  (the "Annual
Meeting"). The Reporting Persons intend to engage in discussions with management and the Board of the Issuer and other  shareholders  about possible solutions to the  discount  to net asset  value at which the Shares  have been  trading.  The
Reporting  Persons  reserve  the  right  to take  any  other  action  they  deem appropriate related to this issue.

          No  Reporting  Person has any  present  plan or  proposal  which would relate to or result in any of the matters set forth in  subparagraphs  (a) - (j)
of Item 4 of Schedule 13D except as set forth herein or such as would occur upon completion of any of the actions  discussed above. The Reporting  Persons intend to review their  investment  in the Issuer on a  continuing  basis and engage in discussions with management and the Board of Directors of the Issuer  concerning the business,  operations  and future plans of the Issuer.  Depending on various factors  including,  without  limitation,  the Issuer's  financial  position and investment  strategy,  the  price  levels  of  the  Shares,  conditions  in  the securities markets and general economic and industry  conditions,  the Reporting
Persons may in the future take such actions with respect to their  investment in the  Issuer as they deem  appropriate  including,  without  limitation,  seeking additional  Board  representation,  making  proposals  to the Issuer  concerning changes to the capitalization,  ownership structure or operations of the Issuer, purchasing additional Shares,  selling some or all of their Shares,  engaging in short  selling  of or any  hedging or similar  transaction  with  respect to the
Shares or changing their intention with respect to any and all matters  referred to in Item 4.

Item 5.   INTEREST IN SECURITIES OF THE ISSUER.

          (a) The aggregate  percentage of Shares  reported owned by each person named herein in based upon 110,769,242  Shares  outstanding as of June 30, 2005, as reported in the Issuer's Form N-CSRS filed with the  Securities  and Exchange
Commission on September 8, 2005.

          As of the close of business on January 5, 2006,  WIHP,  WIAP, BPIP and
BPP beneficially  owned 1,608,515,  1,532,000,  1,371,250 and 1,303,475  Shares,
respectively,   constituting   approximately   1.5%,   1.4%,   1.2%  and   1.2%,
respectively,  of the Shares  outstanding.  WILLC  beneficially  owned 3,140,515
Shares,  constituting  approximately 2.8% of the Shares outstanding.  Mr. Lipson beneficially  owned 3,141,516  Shares,  constituting  approximately  2.8% of the
Shares   outstanding.   Mr.  Franzblau   beneficially  owned  1,371,250  Shares,
constituting approximately 1.2% of the Shares outstanding.  Messrs. Ferguson and
Dunmire beneficially owned 2,674,725 Shares,  constituting approximately 2.4% of the Shares outstanding. As of the date of the event requiring the filing of this
Statement,  WIIP owned 832,500 Shares,  all of which were transferred to WIAP on
January 4, 2006. WIIP does not currently own any Shares.

          As the general partner or managing member, as the case may be, of WIHP and WIAP,  WILLC may be deemed to beneficially own the 3,140,515 Shares owned in the aggregate by WIHP and WIAP. As the managing member of WILLC,  Mr. Lipson may be deemed to beneficially own the 3,140,515 Shares  beneficially owned by WILLC, in addition to the 1,001 Shares owned  directly by Mr.  Lipson.  As the managing member of BPIP, BPM may be deemed to beneficially own the 1,371,250 Shares owned by BPIP. As the managing members of BPM, Messrs. Franzblau, Ferguson and Dunmire

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 21 of 63 Pages
----------------------                                    ----------------------

may be deemed to beneficially  own the 1,371,250  Shares  beneficially  owned by
BPM. As the managing member of BPP, PPNW may be deemed to  beneficially  own the
1,303,475  Shares  owned by BPP. As the sole  officers  and  directors  of PPNW,
Messrs.  Ferguson and Dunmire may be deemed to  beneficially  own the  1,303,475
Shares beneficially owned by PPNW.

          Currently,  Mr. Crouse, Mr. DeRosa and Dr. Plumlee do not beneficially own any securities of the Issuer.

          (b) Each of WILLC and Mr.  Lipson is  deemed to have sole  voting  and dispositive  power over the Shares  reported as  beneficially  owned by WIHP and
WIAP by virtue of their  respective  positions as  described  in paragraph  (a).
Neither WILLC, Mr. Lipson, WIHP, WIIP nor WIAP has voting or dispositive control over the Shares  beneficially owned by BPIP, BPP, BPM, PPNW, Mr. Franzblau,  Mr.
Ferguson or Mr. Dunmire.

          Each of BPM, Mr. Franzblau,  Mr. Ferguson and Mr. Dunmire is deemed to have sole voting and dispositive  power over the Shares reported as beneficially owned owned by BPIP by virtue of their  respective  positions  as  described  in paragraph  (a).  Neither BPIP,  BPM nor Mr.  Franzblau has voting or dispositive control  over the  Shares  beneficially  owned by the other  Reporting  Persons.
Neither Mr. Ferguson nor Mr. Dunmire has voting or dispositive  control over the
Shares beneficially owned by the other Reporting Persons,  with the exception of
BPP and PPNW.

          Each of PPNW,  Mr.  Ferguson  and Mr.  Dunmire  is deemed to have sole voting and dispositive  power over the Shares reported as beneficially  owned by
BPP by virtue of their  respective  positions as  described  in  paragraph  (a).
Neither  BPP nor  PPNW  has  voting  or  dispositive  control  over  the  Shares beneficially owned by the other Reporting Persons.  Neither Mr. Ferguson nor Mr.
Dunmire has voting or dispositive  control over the Shares beneficially owned by the other Reporting Persons, with the exception of BPIP and BPM.

          (c) Exhibit A to the Nomination  Letter  attached as an exhibit hereto contains all transactions in the Shares by the Reporting  Persons effected prior to delivery of the Nomination  Letter.  Schedule A attached  hereto contains all transactions in the Shares by the Reporting  Persons effected since the delivery of the Nomination Letter. Except where otherwise noted, all of such transactions were effected in the open market.

          (d) No person other than the Reporting Persons is known to have the right to  receive,  or the power to direct the  receipt of  dividends  from,  or proceeds from the sale of, the Shares.

          (e) Not applicable.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 22 of 63 Pages
----------------------                                    ----------------------

Item 6.   CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT
          TO SECURITIES OF THE ISSUER.

          On January 6, 2006,  WILLC,  WIHP,  WIAP,  BPIP,  BPM, BPP,  PPNW, Mr.
Franzblau, Mr. Ferguson, Mr. Dunmire and each of the Nominees (collectively, the
"Group")  entered into a Joint  Filing and  Solicitation  Agreement  (the "Joint
Filing  Agreement") in which,  among other things, (a) the parties agreed to the joint  filing on  behalf  of each of them of  statements  on  Schedule  13D with respect to the  securities  of the Issuer to the extent  required by  applicable law,  (b) the  parties  agreed to solicit  proxies or written  consents  for the election  of the  Nominees,  or any other  person(s)  nominated  by WIHP and Mr.
Lipson,  to the Issuer's Board at the Annual Meeting (the  "Solicitation"),  and
(c) WILLC agreed to bear all expenses  incurred in  connection  with the Group's activities,  including  approved  expenses  incurred  by any of the  parties  in connection  with the  Solicitation,  subject to certain  limitations.  The Joint
Filing Agreement is attached as an exhibit hereto and is incorporated  herein by reference.

          Other than as described herein, there are no contracts,  arrangements, understandings  or  relationships  among the Reporting  Persons,  or between the
Reporting  Persons and any other person,  with respect to the  securities of the
Issuer.

Item 7.   MATERIAL TO BE FILED AS EXHIBITS.

          1.   Nomination Letter from Western  Investment Hedged Partners,  L.P.
               and  Arthur  D.  Lipson  to  Tri-Continental  Corporation,  dated
               December 30, 2005.

          2.   Joint  Filing and  Solicitation  Agreement  by and among  Western
               Investment  LLC,  Arthur D.  Lipson,  Western  Investment  Hedged
               Partners  L.P.,   Western   Investment   Activism  Partners  LLC,
               Benchmark Plus  Institutional  Partners,  L.L.C.,  Benchmark Plus
               Partners,  L.L.C,  Benchmark Plus  Management,  L.L.C.,  Paradigm
               Partners, N.W., Inc., Scott Franzblau,  Robert Ferguson,  Michael
               Dunmire,  Matthew S. Crouse,  Paul DeRosa and Marlene A. Plumlee,
               dated January 6, 2006.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 23 of 63 Pages
----------------------                                    ----------------------

                                   SIGNATURES

          After reasonable  inquiry and to the best of his knowledge and belief, each of the  undersigned  certifies  that  the  information  set  forth  in this statement is true, complete and correct.

Dated:   January 6, 2006           WESTERN INVESTMENT LLC

                                   By:   /s/ Arthur D. Lipson
                                      -----------------------------------
                                   Name: Arthur D. Lipson
                                         Title: Sole Member

                                   WESTERN INVESTMENT HEDGED PARTNERS L.P.

                                   By: Western Investment LLC,
                                   Its General Partner

                                   By:   /s/ Arthur D. Lipson
                                      -----------------------------------
                                   Name: Arthur D. Lipson
                                   Title: Managing Member

                                   WESTERN INVESTMENT INSTITUTIONAL PARTNERS LLC

                                   By: Western Investment LLC,
                                   Its Managing Member

                                   By:   /s/ Arthur D. Lipson
                                      -----------------------------------
                                   Name: Arthur D. Lipson
                                   Title: Managing Member

                                   WESTERN INVESTMENT ACTIVISM PARTNERS LLC

                                   By: Western Investment LLC,
                                   Its Managing Member

                                   By:   /s/ Arthur D. Lipson
                                      -----------------------------------
                                   Name: Arthur D. Lipson
                                   Title: Managing Member

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 24 of 63 Pages
----------------------                                    ----------------------

                                   BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.

                                   By: Benchmark Plus Management, L.L.C.,
                                   Its Managing Member

                                   By: /s/ Scott Franzblau
                                       -----------------------------------
                                   Name: Scott Franzblau
                                   Title: Managing Member

                                   By:  /s/ Robert Ferguson
                                      ------------------------------------
                                   Name: Robert Ferguson
                                   Title: Managing Member

                                   By: /s/ Michael Dunmire
                                      ------------------------------------
                                   Name: Michael Dunmire
                                   Title: Managing Member

                                   BENCHMARK PLUS MANAGEMENT, L.L.C.

                                   By: /s/ Scott Franzblau
                                       -----------------------------------
                                   Name: Scott Franzblau
                                   Title: Managing Member

                                   By:  /s/ Robert Ferguson
                                      ------------------------------------
                                   Name: Robert Ferguson
                                   Title: Managing Member

                                   By: /s/ Michael Dunmire
                                      ------------------------------------
                                   Name: Michael Dunmire
                                   Title: Managing Member

                                   BENCHMARK PLUS PARTNERS, L.L.C.

                                   By: Paradigm Partners, N.W., Inc.
                                   Its Managing Member

                                   By:  /s/ Robert Ferguson
                                      ------------------------------------
                                   Name: Robert Ferguson
                                   Title: President

                                   By: /s/ Michael Dunmire
                                      ------------------------------------
                                   Name: Michael Dunmire
                                   Title: Chairman of the Board

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 25 of 63 Pages
----------------------                                    ----------------------

                                   PARADIGM PARTNERS, N.W., INC.

                                   By:  /s/ Robert Ferguson
                                      ------------------------------------
                                   Name: Robert Ferguson
                                   Title: President

                                   By: /s/ Michael Dunmire
                                      ------------------------------------
                                   Name: Michael Dunmire
                                   Title: Chairman of the Board

                                   /s/ Arthur D. Lipson
                                   --------------------------------------
                                   ARTHUR D. LIPSON

                                   /s/ Scott Franzblau
                                   ---------------------------------------
                                   SCOTT FRANZBLAU

                                   /s/ Robert Ferguson
                                   ---------------------------------------
                                   ROBERT FERGUSON

                                   /s/ Michael Dunmire
                                   ---------------------------------------
                                   MICHAEL DUNMIRE

                                   /s/ Matthew S. Crouse
                                   ---------------------------------------
                                   MATTHEW S. CROUSE

                                   /s/ Paul DeRosa
                                   ---------------------------------------
                                   Paul Derosa

                                   /s/ Marlene A. Plumlee
                                   ---------------------------------------
                                   MARLENE A. PLUMLEE

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 26 of 63 Pages
----------------------                                    ----------------------

                                   SCHEDULE A

            TRANSACTIONS IN THE COMMON STOCK OF TRI-CONTINENTAL SINCE
                        DELIVERY OF THE NOMINATION LETTER

  Transaction          Quantity              Date              Price ($)
  -----------          --------              ----              ---------

                  WESTERN INVESTMENT INSTITUTIONAL PARTNERS LLC
    Sell                116,300             01/04/06            18.8591
    Sell                716,200             01/04/06            18.8593

                    WESTERN INVESTMENT ACTIVISM PARTNERS LLC
     Buy                198,000             01/03/06            18.6467
     Buy                832,500             01/04/06            18.8603
     Buy                 52,500             01/04/06            18.8811
     Buy                 14,300             01/05/06            18.9374
    Sell                  4,200             01/05/06            18.9800

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 27 of 63 Pages
----------------------                                    ----------------------

                                  EXHIBIT INDEX

                     Exhibit                                               Page
                     -------                                               ----

1.   Nomination  Letter from Western  Investment Hedged Partners,       28 to 58
     L.P.  and Arthur D. Lipson to  Tri-Continental  Corporation,
     dated December 30, 2005.

2.   Joint Filing and Solicitation Agreement by and among Western       59 to 63
     Investment LLC, Arthur D. Lipson,  Western Investment Hedged
     Partners L.P.,  Western  Investment  Activism  Partners LLC,
     Benchmark Plus  Institutional  Partners,  L.L.C.,  Benchmark
     Plus Partners,  L.L.C,  Benchmark Plus  Management,  L.L.C.,
     Paradigm  Partners,  N.W.,  Inc.,  Scott  Franzblau,  Robert
     Ferguson,  Michael Dunmire,  Matthew S. Crouse,  Paul DeRosa
     and Marlene A. Plumlee, dated January 6, 2006.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 28 of 63 Pages
----------------------                                    ----------------------

      WESTERN INVESTMENT HEDGED                       ARTHUR D. LIPSON
             PARTNERS, L.P.                      C/O WESTERN INVESTMENT LLC
2855 EAST COTTONWOOD PARKWAY, SUITE 110  2855 EAST COTTONWOOD PARKWAY, SUITE 110
      SALT LAKE CITY, UTAH 84121                 SALT LAKE CITY, UTAH 84121

                                                               December 30, 2005

BY HAND AND FEDERAL EXPRESS

Tri-Continental Corporation
100 Park Avenue
New York, New York 10017
Attn:  Corporate Secretary

   Re:  NOTICE OF INTENTION TO NOMINATE INDIVIDUALS FOR ELECTION AS DIRECTORS AT
        THE 2006 ANNUAL MEETING OF STOCKHOLDERS OF TRI-CONTINENTAL CORPORATION

Dear Sir:

     This  letter  shall serve to satisfy the  advance  notice  requirements  of
Article II,  Section 10 of the Amended and  Restated  Bylaws (the  "Bylaws")  of
Tri-Continental Corporation  ("Tri-Continental") as to the nomination by each of
Western  Investment  Hedged  Partners,  L.P.,  a  Delaware  limited  partnership
("Western  Investment"),  and Arthur D. Lipson of four (4) nominees for election to the Board of Directors of Tri-Continental  (the  "Tri-Continental  Board") at
the 2006 annual meeting of stockholders of Tri-Continental, or any other meeting of  stockholders  held in lieu  thereof,  and any  adjournments,  postponements, reschedulings or continuations thereof (the "2006 Annual Meeting").

     This letter and all Exhibits  attached hereto are collectively  referred to as the "Notice." Western  Investment is the beneficial owner of 1,608,515 shares
of  common  stock,   $.50  par  value  per  share  (the  "Common   Stock"),   of
Tri-Continental, 1,000 shares of which are held of record by Western Investment.
Arthur D. Lipson is the  beneficial  owner of 2,880,916  shares of Common Stock,
1,000  shares  of  which  are  held of  record  by  Arthur  D.  Lipson.  Western
Investment's address, as believed to appear on Tri-Continental's  books, is 2855
East  Cottonwood  Parkway,  Suite 110,  Salt Lake City,  Utah  84121.  Arthur D.
Lipson's address, as believed to appear on Tri-Continental's  books, is P.O. Box
71869, Salt Lake City, Utah 84171.  Through this Notice,  Western Investment and
Arthur D.  Lipson  hereby  nominate  and notify you of their  intent to nominate
Arthur D.  Lipson,  Matthew S.  Crouse,  Paul DeRosa and  Marlene A.  Plumlee as
nominees (the "Nominees") to be elected to the Tri-Continental Board at the 2006
Annual Meeting.  Western  Investment and Arthur D. Lipson believe that the terms of four (4) directors currently serving on the  Tri-Continental  Board expire at the 2006 Annual Meeting. To the extent there are in excess of four (4) vacancies on the Tri-Continental Board to be filled by election at the 2006 Annual Meeting or  Tri-Continental  increases the size of the  Tri-Continental  Board above its existing  size,  Western  Investment  and Arthur D. Lipson  reserve the right to

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 29 of 63 Pages
----------------------                                    ----------------------

nominate additional  nominees to be elected to the Tri-Continental  Board at the
2006 Annual Meeting.  Any additional  nominations made pursuant to the preceding sentence are without prejudice to the position of Western  Investment and Arthur
D.  Lipson  that any  attempt by  Tri-Continental  to  increase  the size of the
Tri-Continental Board or to reconstitute or reconfigure the classes on which the
current   directors   serve  would   constitute  an  unlawful   manipulation  of
Tri-Continental's  corporate  machinery.  If this Notice shall be deemed for any reason to be  ineffective  with  respect to the  nomination  of the  Nominees by either Western Investment or Arthur D. Lipson,  this Notice shall continue to be effective  with  respect to the  nomination  of the Nominees by the other party.
Additionally,  if this Notice  shall be deemed for any reason to be  ineffective with  respect  to the  nomination  of any of the  Nominees  at the  2006  Annual
Meeting,  or if any individual  Nominee shall be unable to serve for any reason, this  Notice  shall  continue  to be  effective  with  respect to the  remaining
Nominee(s) and as to any replacement  Nominee(s)  selected by Western Investment and Arthur D. Lipson.

     The  information  concerning  the Nominees  required by Article II, Section
10(a) of the Bylaws is set forth below:

(i) NAME, AGE, BUSINESS ADDRESS AND RESIDENCE ADDRESS OF THE NOMINEES:

Name and Age        Business Address                         Residence Address
------------        ----------------                         -----------------

Arthur D. Lipson    c/o Western Investment LLC               8011 S. Dazzling View Circle
(Age 62)            2855 E. Cottonwood Parkway, Suite 110    Salt Lake City, UT 84121
                    Salt Lake City, UT 84121

Matthew S. Crouse   c/o Western Investment LLC               3156 Old Ridge Circle
(Age 34)            2855 E. Cottonwood Parkway, Suite 110    Salt Lake City, UT 84121
                    Salt Lake City, UT 84121

Paul DeRosa         c/o MT Lucas, LLC                        71 Forest Road
(Age 64)            730 Fifth Avenue                         Tenafly, NJ 70670
                    New York, NY 10019

Marlene A. Plumlee  c/o University of Utah                   1650 East Laird Avenue
(Age 48)            School of Accounting and Information     Salt Lake City, UT 84105
                    Systems
                    1645 E. Campus Center Drive
                    Salt Lake City, UT 84112

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 30 of 63 Pages
----------------------                                    ----------------------

(ii) CLASS,  SERIES  AND NUMBER OF SHARES OF STOCK OF  TRI-CONTINENTAL  THAT ARE
     BENEFICIALLY OWNED BY THE NOMINEES:

      NAME         CLASS/SERIES                BENEFICIAL OWNERSHIP

Arthur D. Lipson   Common Stock,    Mr.  Lipson   beneficially  owns  2,880,916
                   $.50 par value   shares of Common Stock  consisting of 1,001
                                    shares  held  directly  by Mr.  Lipson  and
                                    2,879,915  shares   beneficially  owned  by
                                    Western   Investment  LLC  ("WILLC").   Mr.
                                    Lipson  may be deemed to  beneficially  own
                                    the   2,879,915   shares  of  Common  Stock
                                    beneficially  owned by WILLC by  virtue  of
                                    his  ability  to vote and  dispose  of such
                                    shares as the sole managing member of WILLC

Matthew S. Crouse      N/A                         None

Paul DeRosa            N/A                         None

Marlene A. Plumlee     N/A                         None

(iii) THE DATE SUCH  SHARES  WERE  ACQUIRED  AND THE  INVESTMENT  INTENT OF SUCH
      ACQUISITION:

    Name                     Date Acquired                                          Investment Intent
    ----                     -------------                                          -----------------

Arthur D. Lipson   The  date  of  purchase   and  number  of  shares      Mr.  Lipson  purchased  the shares  based on his
                   acquired  by  Mr.  Lipson  and  the   Stockholder      belief  that  the  shares  were  undervalued  at
                   Associated  Persons  (as  defined in the  Bylaws)      current   market  prices  and   represented   an
                   listed  in  Section  (v) of this  Notice  are set      attractive investment  opportunity.  In addition
                   forth in  EXHIBIT A.  Mr.Lipson  may be deemed to      to the foregoing,  Mr. Lipson reserves the right
                   beneficially own the shares beneficially owned by      to take any and all action permitted by law with
                   WILLC  but does  not  have  the  power to vote or      respect to his investment in Tri-Continental.
                   dispose,  and disclaims  beneficial ownership of,
                   the shares beneficially owned by BPIP (as defined
                   below) and BPP (as defined below).

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 31 of 63 Pages
----------------------                                    ----------------------

(iv)     WHETHER THE  STOCKHOLDERS  GIVING THE NOTICE BELIEVE ANY NOMINEE IS, OR
         IS NOT, AN "INTERESTED  PERSON" OF  TRI-CONTINENTAL,  AS DEFINED IN THE
         1940 ACT, AND INFORMATION REGARDING SUCH INDIVIDUAL THAT IS SUFFICIENT,
         IN THE DISCRETION OF THE BOARD OF DIRECTORS OR ANY COMMITTEE THEREOF OR
         ANY AUTHORIZED OFFICER OF TRI-CONTINENTAL, TO MAKE SUCH DETERMINATION:

         Western  Investment  and Arthur D. Lipson do not believe any Nominee is an "interested person" of Tri-Continental,  as defined in the 1940 Act.
         Western  Investment  and Arthur D. Lipson do not  believe  there is any relevant  information  other  than the  information  already  set forth
         herein   regarding   any  of  the   Nominees   that  would   allow  the
         Tri-Continental  Board  or any  committee  thereof  or  any  authorized officer to make a determination to the contrary.

(V)      CLASS,  SERIES AND NUMBER OF SHARES OF STOCK OF  TRI-CONTINENTAL  WHICH
         ARE  OWNED  BY THE  STOCKHOLDERS  GIVING  THE  NOTICE  AND  STOCKHOLDER
         ASSOCIATED  PERSONS (AS DEFINED IN THE BYLAWS),  AND THE NOMINEE HOLDER
         FOR, AND NUMBER OF, SHARES OWNED BENEFICIALLY BUT NOT OF RECORD BY SUCH
         STOCKHOLDERS AND BY ANY SUCH STOCKHOLDER ASSOCIATED PERSONS:

         Name                      Class / Series      Ownership / Nominee Holder
         ----                      --------------      --------------------------

Western Investment Hedged          Common Stock,    1,000 shares owned of record
Partners, L.P.                     $.50 par value

                                                    1,607,515 shares owned beneficially
                                                    (owned of record by Cede &  Co.)

Western Investment Institutional   Common Stock,    832,500 shares owned beneficially
Partners LLC ("WIIP")              $.50 par value   (owned of record by Cede &  Co.)

Western Investment Activism        Common Stock,    438,900 shares owned beneficially
Partners LLC ("WIAP")              $.50 par value   (owned of record by Cede &  Co.)

Western Investment LLC             Common Stock,    As the general partner or managing  member,  as
                                   $.50 par value   the  par  value   case  may  be,   of   Western
                                                    Investment,  WIIP and WIAP, WILLC may be deemed
                                                    to beneficially  own the 2,879,915 shares owned
                                                    in the  aggregate by Western  Investment,  WIIP
                                                    and  WIAP,  as set forth in  further  detail in
                                                    this Section (v).

Arthur D. Lipson                   Common Stock,    1,000 shares owned of record
                                   $.50 par value

                                                    1 share owned beneficially
                                                    (owned of record by Cede &  Co.)

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 32 of 63 Pages
----------------------                                    ----------------------

                                                    Mr.  Lipson may also be deemed to  beneficially
                                                    own  the  2,879,915   shares  of  Common  Stock
                                                    beneficially  owned by WILLC by  virtue  of his
                                                    ability to vote and  dispose of such  shares as
                                                    the sole managing member of WILLC.

Benchmark Plus Institutional       Common Stock,    1,371,250 shares owned beneficially
Partners, L.L.C. ("BPIP")          $.50 par value   (owned of record by Cede &  Co.)

Benchmark Plus Management,         Common Stock,    BPM  may be  deemed  to  beneficially  own  the
L.L.C. ("BPM")                     $.50 par value   1,371,250  shares of Common Stock  beneficially
                                                    owned by BPIP by virtue of its  ability to vote
                                                    and  dispose  of such  shares  as the  managing
                                                    member of BPIP.

Benchmark Plus Partners, L.L.C.    Common Stock,    1,303,475 shares owned beneficially
("BPP")                            $.50 par value   (owned of record by Cede &  Co.)

Paradigm Partners, N.W., Inc.      Common Stock,    PPNW  may be  deemed  to  beneficially  own the
("PPNW")                           $.50 par value   1,303,475  shares of Common Stock  beneficially
                                                    owned by BPP by virtue of its  ability  to vote
                                                    and  dispose  of such  shares  as the  managing
                                                    member of BPP.

Scott Franzblau                    Common Stock,    Mr. Franzblau may be deemed to beneficially own
                                   $.50 par value   the   1,371,250    shares   of   Common   Stock
                                                    beneficially  owned  by BPIP by  virtue  of his
                                                    ability to vote and dispose of such shares as a
                                                    managing  member  of BPM,  which in turn is the
                                                    managing member of BPIP.

Robert Ferguson                    Common Stock,    Mr. Ferguson may be deemed to beneficially  own
                                   $.50 par value   the   1,371,250    shares   of   Common   Stock
                                                    beneficially  owned  by BPIP by  virtue  of his
                                                    ability to vote and dispose of such shares as a
                                                    managing  member  of BPM,  which in turn is the
                                                    managing member of BPIP.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 33 of 63 Pages
----------------------                                    ----------------------

                                                    Mr. Ferguson may also be deemed to beneficially
                                                    own  the  1,303,475   shares  of  Common  Stock
                                                    beneficially  owned  by  BPP by  virtue  of his
                                                    ability to vote and dispose of such shares as a
                                                    principal  of  PPNW,   which  in  turn  is  the
                                                    managing member of BPP.

Michael Dunmire                    Common Stock,    Mr. Dunmire may be deemed to  beneficially  own
                                   $.50 par value   the   1,371,250    shares   of   Common   Stock
                                                    beneficially  owned  by BPIP by  virtue  of his
                                                    ability to vote and dispose of such shares as a
                                                    managing  member  of BPM,  which in turn is the
                                                    managing member of BPIP.

                                                    Mr. Dunmire may also be deemed to  beneficially
                                                    own  the  1,303,475   shares  of  Common  Stock
                                                    beneficially  owned  by  BPP by  virtue  of his
                                                    ability to vote and dispose of such shares as a
                                                    principal  of  PPNW,   which  in  turn  is  the
                                                    managing member of BPP.

(vi)   THE NAME AND ADDRESS,  AS BELIEVED TO APPEAR ON  TRI-CONTINENTAL'S  STOCK
       LEDGER, AND CURRENT NAME AND ADDRESS,  IF DIFFERENT,  OF THE STOCKHOLDERS
       GIVING THE NOTICE AND STOCKHOLDER  ASSOCIATED  PERSONS (AS DEFINED IN THE
       BYLAWS) WHO CURRENTLY BENEFICIALLY OWN SHARES:

       (a) STOCKHOLDERS GIVING THE NOTICE              NAME / ADDRESS ON STOCK LEDGER

       Western Investment Hedged Partners, L.P.        Same
       2855 East Cottonwood Parkway, Suite 110
       Salt Lake City, Utah 84121

       Arthur D. Lipson                                Arthur D. Lipson
       c/o Western Investment LLC                      P.O. Box 71869
       2855 East Cottonwood Parkway, Suite 110         Salt Lake City, Utah 84171
       Salt Lake City, Utah 84121

       (b) STOCKHOLDER ASSOCIATED PERSONS

       Western Investment Institutional Partners LLC   N/A
       2855 East Cottonwood Parkway, Suite 110
       Salt Lake City, Utah 84121

       Western Investment Activism Partners LLC        N/A
       2855 East Cottonwood Parkway, Suite 110
       Salt Lake City, Utah 84121

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 34 of 63 Pages
----------------------                                    ----------------------

       Western Investment LLC                          N/A
       2855 East Cottonwood Parkway, Suite 110
       Salt Lake City, Utah 84121

       Benchmark Plus Institutional Partners, L.L.C.   N/A
       820 A Street, Suite 700
       Tacoma, Washington 98402

       Benchmark Plus Management, L.L.C.               N/A
       820 A Street, Suite 700
       Tacoma, Washington 98402

       Benchmark Plus Partners, L.L.C.                 N/A
       820 A Street, Suite 700
       Tacoma, Washington 98402

       Paradigm Partners, N.W., Inc.                   N/A
       820 A Street, Suite 700
       Tacoma, Washington 98402

       Scott Franzblau                                 N/A
       820 A Street, Suite 700
       Tacoma, Washington 98402

       Robert Ferguson                                 N/A
       820 A Street, Suite 700
       Tacoma, Washington 98402

       Michael Dunmire                                 N/A
       820 A Street, Suite 700
       Tacoma, Washington 98402

(vii)  TO THE EXTENT KNOWN BY THE STOCKHOLDERS  GIVING THE NOTICE,  THE NAME AND
       ADDRESS OF ANY OTHER STOCKHOLDER  SUPPORTING THE NOMINEES FOR ELECTION AS
       A DIRECTOR ON THE DATE OF THIS NOTICE:

       As of the date hereof,  Western  Investment  and Arthur D. Lipson are not aware of any other  stockholder  supporting  the Nominees for election at the 2006 Annual Meeting other than the persons and entities named in this
       Notice.

(viii) ALL OTHER  INFORMATION  RELATING TO THE  NOMINEES  THAT IS REQUIRED TO BE
       DISCLOSED  IN  SOLICITATIONS  OF PROXIES FOR  ELECTION OF DIRECTORS IN AN
       ELECTION  CONTEST,  OR IS OTHERWISE  REQUIRED,  IN EACH CASE  PURSUANT TO
       REGULATION 14A UNDER THE EXCHANGE ACT AND THE RULES THEREUNDER:

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 35 of 63 Pages
----------------------                                    ----------------------

       ARTHUR D. LIPSON has been the sole managing  member of WILLC,  a Delaware limited  liability  company that acts as the general partner and managing member, as the case may be, of Western  Investment,  WIAP and WIIP, since
       May 1997. The principal business of Western Investment,  WIAP and WIIP is acquiring, holding and disposing of investments in various companies. Mr.
       Lipson  received a Masters  of Science  from  Columbia  University  and a
       Bachelor of Science from the California Institute of Technology.

       MATTHEW  S.  CROUSE  has served as a  portfolio  manager  at WILLC  since
       February  2003.  From  January  2002 to  January  2003,  he served as the
       Manager of Market Risk Control for Duke Energy, a utility company with an affiliated  real estate  operation.  From June 2000 to December  2001, he served as  Manager/Director  of  Research  for The New Power  Company,  a
       retail  energy  supplier.  Mr.  Crouse  received  a Ph.D.  in  Electrical
       Engineering from Rice University and a Masters of Business Administration
       from the University of Houston.

       PAUL DEROSA has been a principal of Mt. Lucas Management Corporation,  an asset  management  company,  since November 1998. From March 1988 to July
       1995, he served as Managing  Director of Eastbridge  Capital Inc., a bond trading  company.  From July 1986 to March 1988, he served as Senior Vice
       President of the Capital  Markets  Division of E.F.  Hutton Inc. Prior to
       such time he served in various  capacities with Citibank NA, including as a Division Head and Vice  President of Citicorp  Investment  Bank. Mr. De
       Rosa is  currently  a director of  Intervest  Bancshares  Corporation,  a financial holding company.  Mr. DeRosa received a Ph.D. in Economics from
       Columbia University.

       MARLENE A. PLUMLEE has been a Professor of Accounting  at the  University
       of  Utah  since  1997.   Dr.   Plumlee   received  a  Ph.D.  in  Business
       Administration (Accounting Emphasis) from the University of Michigan.

       For information  regarding  purchases and sales during the past two years of securities of Tri-Continental by Mr. Lipson,  including  purchases and sales by Western Investment, WIAP and WIIP, as well as Western Investment
       Total Return Fund Ltd.  ("WITR"),  an entity controlled by Mr. Lipson, of securities  that may be or were  deemed to be  beneficially  owned by Mr.
       Lipson, please see EXHIBIT A. Mr. Crouse, Mr. DeRosa and Dr. Plumlee have not purchased or sold any securities of  Tri-Continental  during the past two years.  WITR does not currently  beneficially  own any  securities of
       Tri-Continental.

       Other than as stated above,  there are no arrangements or  understandings between  Western  Investment and Arthur D. Lipson and each Nominee or any other  person or  persons  pursuant  to which the  nominations  described herein are to be made,  other than the  consents  by the  Nominees  to be named as a nominee in this Notice,  to be named as a nominee in any proxy statement  filed  by  Western  Investment  and/or  Arthur  D.  Lipson  in
       connection  with the 2006  Annual  Meeting  and to serve as a director of
       Tri-Continental,  if so elected.  Such  consents are  attached  hereto as
       EXHIBIT B.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 36 of 63 Pages
----------------------                                    ----------------------

       Except as set forth in this Notice (including the Exhibits  hereto),  (i)
       during the past 10 years,  no Nominee  has been  convicted  in a criminal proceeding (excluding traffic violations or similar  misdemeanors);  (ii)
       no Nominee  directly or indirectly  beneficially  owns any  securities of
       Tri-Continental;  (iii) no Nominee owns any securities of Tri-Continental which are owned of  record  but not  beneficially;  (iv) no  Nominee  has purchased or sold any securities of  Tri-Continental  during the past two years;  (v)  no  part  of the  purchase  price  or  market  value  of the securities  of  Tri-Continental  owned by any Nominee is  represented  by funds  borrowed or  otherwise  obtained  for the purpose of  acquiring or holding such securities; (vi) no Nominee is, or within the past year was, a party to any contract,  arrangements or understandings  with any person with respect to any  securities of  Tri-Continental,  including,  but not limited to, joint ventures,  loan or option arrangements,  puts or calls, guarantees  against loss or guarantees  of profit,  division of losses or profits,  or the giving or withholding of proxies;  (vii) no associate of any Nominee owns beneficially,  directly or indirectly, any securities of
       Tri-Continental;   (viii)  no  Nominee  owns  beneficially,  directly  or
       indirectly,   any   securities   of   any   parent   or   subsidiary   of
       Tri-Continental; (ix) no Nominee or any of his/her associates was a party to  any  transaction,  or  series  of  similar  transactions,  since  the beginning of  Tri-Continental's  last fiscal  year,  or is a party to any currently proposed  transaction,  or series of similar  transactions,  to which Tri-Continental or any of its subsidiaries was or is to be a party, in which the amount involved exceeds  $60,000;  and (x) no Nominee or any of his/her  associates  has any  arrangement  or  understanding  with any person with respect to any future  employment by  Tri-Continental  or its
       affiliates,   or  with  respect  to  any  future  transactions  to  which
       Tri-Continental or any of its affiliates will or may be a party.

       A  representative  of Western  Investment and Arthur D. Lipson intends to appear in person or by proxy at the 2006 Annual  Meeting to nominate  the persons  specified  in this Notice for  election  to the  Tri-Continental
       Board.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 37 of 63 Pages
----------------------                                    ----------------------

     Please address any  correspondence  to Western  Investment LLC,  Attention:
Arthur D. Lipson,  telephone  (801)  942-7803,  facsimile (801) 942-1625 (with a copy to our counsel, Olshan Grundman Frome Rosenzweig &  Wolosky LLP, Park Avenue
Tower, 65 East 55th Street, New York, New York 10022, Attention: Steven Wolosky,
Esq.,  telephone (212) 451-2333,  facsimile (212) 451-2222).  The giving of this
Notice  is not an  admission  that any  procedures  for  notice  concerning  the nomination  of  directors  to the  Tri-Continental  Board  are  legal,  valid or binding,  and each of Western  Investment and Arthur D. Lipson reserve the right to challenge their validity.

                                       Very truly yours,

                                       WESTERN INVESTMENT HEDGED PARTNERS, L.P.

                                       By: Western Investment LLC,
                                       Its General Partner

                                       By: /s/ Arthur D. Lipson
                                           ------------------------------
                                       Name: Arthur D. Lipson
                                       Title: Managing Member

                                       /s/ Arthur D. Lipson
                                       ----------------------------------
                                       ARTHUR D. LIPSON

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 38 of 63 Pages
----------------------                                    ----------------------

                                    EXHIBIT A

               TRANSACTIONS IN THE COMMON STOCK OF TRI-CONTINENTAL

        Transaction       Quantity            Date           Price ($)
        -----------       --------            ----           ---------

                    WESTERN INVESTMENT HEDGED PARTNERS, L.P.
             Buy                100         02/26/99         28.0625
            Sell                100         03/26/99         28.1240
             Buy              3,000         01/12/00         26.9375
             Buy              2,000         01/14/00         27.1875
             Buy              3,000         02/08/00         25.6875
             Buy              6,000         03/24/00         25.3203
            Sell              3,000         04/27/00         25.1242
            Sell              1,200         04/27/00         25.1242
            Sell                600         05/10/00         24.4992
            Sell                200         06/22/00         25.4551
            Sell              3,000         06/22/00         25.4551
            Sell              5,800         06/22/00         25.4551
            Sell                200         06/23/00         25.4367
             Buy             15,000         12/28/00         21.1875
             Buy              5,000         01/04/01         21.5000
            Sell                200         04/23/01         21.6493
            Sell              4,000         04/24/01         21.6993
            Sell              2,900         05/03/01         22.5192
             Buy              1,000         08/10/01         20.8500
             Buy              3,000         08/13/01         20.8433
             Buy                400         08/15/01         20.7000
            Sell              7,900         09/04/01         20.4168
            Sell                100         09/04/01         20.4168
            Sell              2,000         09/05/01         20.1443
            Sell              2,000         09/19/01         18.6094
            Sell                900         10/12/01         19.4494
            Sell              1,000         10/12/01         19.4494
            Sell              3,000         10/12/01         19.4494
            Sell                400         10/12/01         19.4494
             Buy                500         12/19/01         18.7100
             Buy              3,000         12/20/01         18.5700
             Buy                600         12/21/01         18.5000
             Buy              1,400         12/21/01         18.5100
             Buy                200         12/24/01         18.4600
             Buy              2,000         12/26/01         18.5750
             Buy              7,300         12/31/01         18.6374
             Buy                100         01/02/02         18.6600
            Sell                500         02/07/02         18.6982

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 39 of 63 Pages
----------------------                                    ----------------------

        Transaction       Quantity            Date           Price ($)
        -----------       --------            ----           ---------

            Sell              3,000         02/07/02         18.6982
            Sell                600         02/07/02         18.6982
            Sell              1,400         02/07/02         18.6982
            Sell                200         02/07/02         18.6982
            Sell              2,000         02/07/02         18.6982
            Sell              7,300         02/07/02         18.6982
            Sell                100         02/07/02         18.6982
             Buy              2,000         04/11/02         18.6900
            Sell              2,000         04/11/02         18.6499
             Buy              8,500         07/03/02         15.5200
            Sell              2,200         07/05/02         15.7495
             Buy              2,300         07/08/02         15.9100
             Buy                500         07/24/02         12.5500
            Sell              6,300         08/05/02         13.7896
            Sell              2,300         08/05/02         13.7896
            Sell                500         08/05/02         13.7896
             Buy              8,000         09/24/02         13.1950
            Sell              1,700         11/04/02         14.9295
            Sell              2,000         11/06/02         14.6996
             Buy              1,000         11/11/02         13.8200
             Buy              1,900         11/19/02         13.7726
             Buy                400         11/25/02         14.2000
             Buy              1,500         12/02/02         14.2000
             Buy              4,000         12/03/02         14.0750
             Buy              4,000         12/04/02         13.9925
             Buy              2,000         12/17/02         13.7200
             Buy             29,000         12/20/02         13.3961
             Buy             36,600         12/23/02         13.4473
             Buy                400         12/24/02         13.4400
             Buy             12,100         12/24/02         13.4652
             Buy                200         12/24/02         13.4400
            Sell                400         12/24/02         13.4396
             Buy             21,900         12/26/02         13.5399
             Buy              3,300         12/27/02         13.3200
             Buy             54,700         12/30/02         13.2416
             Buy             56,700         12/31/02         13.2689
             Buy             40,900         01/02/03         13.4718
             Buy             14,900         01/03/03         13.6960
             Buy             30,600         01/06/03         13.8474
             Buy              3,000         01/08/03         13.7567
             Buy              2,000         01/10/03         13.9000
             Buy              4,900         01/28/03         13.1229
             Buy              1,700         01/29/03         13.1100

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 40 of 63 Pages
----------------------                                    ----------------------

        Transaction       Quantity            Date           Price ($)
        -----------       --------            ----           ---------

             Buy              1,900         01/30/03         13.0858
             Buy              1,000         02/13/03         12.4000
             Buy             19,600         02/14/03         12.4880
             Buy              2,000         02/19/03         12.7500
             Buy                800         02/20/03         12.7800
             Buy              1,000         03/04/03         12.6000
             Buy              6,300         03/08/03         12.4946
             Buy              3,800         03/10/03         12.3911
             Buy              8,100         03/11/03         12.2923
             Buy              2,000         03/13/03         12.3200
            Sell              1,000         03/13/03         12.5696
            Sell              3,000         03/13/03         12.5696
             Buy              2,000         03/14/03         12.6400
            Sell              2,000         03/14/03         12.6696
             Buy              4,000         03/17/03         12.8215
             Buy              2,900         03/20/03         12.9672
             Buy              3,700         03/21/03         13.4286
             Buy              4,800         03/31/03         12.7375
             Buy              2,800         04/01/03         12.7400
             Buy              2,000         04/02/03         13.0900
            Sell              1,000         04/03/03         13.5944
            Sell              1,300         04/29/03         14.0493
            Sell              3,500         04/30/03         14.0379
            Sell              7,700         05/01/03         13.9755
            Sell              2,400         05/02/03         14.0738
            Sell              2,000         05/02/03         14.0738
            Sell                800         05/02/03         14.0738
            Sell              1,000         05/02/03         14.0738
            Sell              1,100         05/02/03         14.0738
            Sell              2,600         05/06/03         14.2842
            Sell              1,000         05/06/03         14.2842
            Sell              1,900         05/06/03         14.2842
            Sell                400         05/06/03         14.2842
            Sell              1,500         05/06/03         14.2842
            Sell                200         05/06/03         14.2843
            Sell              3,800         05/07/03         14.2741
            Sell              4,000         05/07/03         14.2741
            Sell                600         05/07/03         14.2741
            Sell              1,400         05/09/03         14.3307
            Sell             12,600         05/09/03         14.3307
            Sell              8,300         05/12/03         14.5201
            Sell              3,800         05/13/03         14.5972
            Sell              3,800         05/15/03         14.5593

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 41 of 63 Pages
----------------------                                    ----------------------

        Transaction       Quantity            Date           Price ($)
        -----------       --------            ----           ---------

            Sell                400         05/19/03         14.2193
            Sell              1,000         05/20/03         14.1818
            Sell              3,800         05/20/03         14.1818
            Sell              3,200         05/20/03         14.1818
             Buy             22,500         05/22/03         14.1503
             Buy              7,100         05/23/03         14.1837
             Buy                600         05/29/03         14.4533
             Buy              4,500         06/04/03         14.9742
             Buy             10,800         06/05/03         14.9308
             Buy              2,000         06/06/03         15.1000
             Buy              3,600         06/09/03         14.7900
             Buy              3,100         06/10/03         14.8345
             Buy             10,100         06/11/03         14.9627
             Buy                600         06/12/03         15.0600
             Buy              3,100         06/13/03         15.0132
             Buy              2,100         06/16/03         15.1786
             Buy              6,900         06/17/03         15.2401
             Buy              2,300         06/18/03         15.1500
             Buy                800         06/19/03         15.2100
             Buy              2,300         06/26/03         14.8700
             Buy              3,600         07/02/03         14.9658
             Buy              2,700         07/03/03         14.9056
             Buy              2,000         07/16/03         15.1700
            Sell                200         07/17/03         15.0493
             Buy              2,000         08/04/03         14.6860
             Buy              2,100         08/12/03         14.6638
             Buy              2,600         08/13/03         14.7638
             Buy              5,300         08/14/03         14.7170
             Buy              1,800         08/19/03         14.9300
             Buy              1,600         08/22/03         15.1200
             Buy              1,400         09/08/03         15.3033
             Buy              1,000         09/09/03         15.2400
             Buy              4,000         12/15/03         15.9423
             Buy              6,900         12/16/03         15.8063
             Buy              1,200         12/17/03         15.7983
             Buy             11,000         12/23/03         15.9080
             Buy              2,200         12/24/03         15.9373
             Buy              5,000         12/31/03         16.3005
             Buy              3,200         01/07/04         16.5816
             Buy              8,300         01/12/04         16.6722
             Buy              1,300         01/13/04         16.6338
             Buy             11,400         01/15/04         16.8835
             Buy              2,000         01/16/04         16.9093

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 42 of 63 Pages
----------------------                                    ----------------------

        Transaction       Quantity            Date           Price ($)
        -----------       --------            ----           ---------

             Buy                600         01/20/04         16.9983
             Buy              6,800         01/21/04         17.0568
             Buy              1,800         01/22/04         17.1128
             Buy              1,000         01/23/04         17.2250
             Buy              8,700         10/04/04         16.9404
             Buy              8,200         10/05/04         16.8862
             Buy             12,300         10/06/04         16.9110
             Buy             14,600         10/07/04         16.8854
             Buy              3,000         10/08/04         16.7602
             Buy              6,100         10/12/04         16.6721
             Buy              1,500         10/13/04         16.7425
             Buy                400         10/19/04         16.4910
             Buy             13,000         10/20/04         16.3751
             Buy             13,500         10/21/04         16.5128
             Buy             18,600         10/22/04         16.5008
             Buy              3,100         10/25/04         16.3207
             Buy             21,900         10/26/04         16.5234
             Buy             17,500         10/27/04         16.6873
             Buy             12,800         10/28/04         16.8541
             Buy                300         10/29/04         16.9352
             Buy             27,500         11/01/04         16.9027
             Buy             32,600         11/02/04         17.0161
             Buy              8,300         11/02/04         16.9971
             Buy              4,000         11/12/04         17.6973
             Buy              5,000         11/15/04         17.7822
             Buy             36,400         12/15/04         18.0468
             Buy              8,400         12/27/04         18.1645
             Buy             12,200         12/28/04         18.1363
             Buy             16,000         12/31/04         18.2800
             Buy             62,900         12/31/04         18.2800
             Buy                700         01/10/05         17.9328
             Buy              2,600         01/11/05         17.8423
             Buy              3,000         01/13/05         17.6618
             Buy             10,900         01/14/05         17.7564
             Buy             17,500         01/18/05         17.7912
             Buy              9,600         01/19/05         17.8072
             Buy              2,000         01/21/05         17.6535
             Buy              2,500         01/24/05         17.4681
             Buy                200         01/27/05         17.5835
             Buy             10,600         01/28/05         17.5634
             Buy              7,500         01/31/05         17.6454
             Buy              6,900         02/02/05         17.7666
             Buy             24,400         04/18/05         17.2760

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 43 of 63 Pages
----------------------                                    ----------------------

        Transaction       Quantity            Date           Price ($)
        -----------       --------            ----           ---------

             Buy             11,500         04/19/05         17.3535
             Buy             10,700         04/20/05         17.1833
             Buy             17,900         05/20/05         17.8302
             Buy             13,800         05/23/05         17.9107
             Buy             11,300         05/24/05         17.8940
             Buy             26,500         05/25/05         17.8479
             Buy             56,400         05/26/05         17.9034
             Buy              5,300         05/27/05         17.9496
             Buy              1,700         05/27/05         17.9585
             Buy              2,000         06/03/05         18.0011
            Sell              1,000         07/18/05         18.2707
            Sell              1,300         07/21/05         18.4107
             Buy                400         07/29/05         18.4800
             Buy              2,300         10/04/05         18.2565
             Buy             19,000         10/05/05         18.1118
             Buy             30,400         10/06/05         17.9522
             Buy             17,200         10/07/05         17.9067
             Buy              1,800         10/10/05         17.8944
             Buy                300         10/11/05         17.8200
             Buy              2,700         10/12/05         17.6804
             Buy                100         10/13/05         17.6200
             Buy             27,600         10/14/05         17.6910
             Buy             31,800         10/17/05         17.7842
             Buy             59,800         10/18/05         17.8096
             Buy             95,300         10/19/05         17.8047
             Buy              5,400         10/20/05         17.9100
             Buy             47,200         10/21/05         17.7650
             Buy             76,500         10/24/05         17.8869
             Buy              7,300         10/25/05         17.9377
             Buy              8,200         10/26/05         17.9571
             Buy                500         10/27/05         17.8360
             Buy             11,300         10/28/05         17.8881
             Buy             12,400         10/31/05         18.0410
             Buy              5,900         11/02/05         18.1234
             Buy              1,400         11/08/05         18.2100
             Buy              6,800         11/09/05         18.2501
             Buy              1,000         12/01/05         18.7680
             Buy                315         12/02/05         18.7100
             Buy                500         12/27/05         18.7300
             Buy             15,100         12/27/05         18.7342
             Buy              3,800         12/29/05         18.6602

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 44 of 63 Pages
----------------------                                    ----------------------

        Transaction       Quantity            Date           Price ($)
        -----------       --------            ----           ---------

                  WESTERN INVESTMENT INSTITUTIONAL PARTNERS LLC
             Buy             19,300         02/02/04         17.1323
             Buy             19,400         02/03/04         17.1311
             Buy             12,900         02/04/04         17.0913
             Buy             10,300         02/05/04         17.0558
             Buy             28,900         02/06/04         17.1913
             Buy             40,300         02/06/04         17.1744
             Buy             26,700         02/09/04         17.2388
             Buy              6,500         02/10/04         17.2815
             Buy             26,500         02/10/04         17.2812
             Buy             22,600         02/11/04         17.4326
             Buy              7,100         02/13/04         17.4293
             Buy              2,300         02/14/04         17.4365
             Buy             34,000         02/15/04         17.4559
             Buy             21,300         02/18/04         17.4872
             Buy             16,900         02/19/04         17.4747
             Buy             10,100         02/20/04         17.3394
             Buy              6,000         02/21/04         17.2513
             Buy              3,000         02/24/04         17.2533
             Buy             28,000         02/25/04         17.3117
             Buy             38,400         02/26/04         17.3473
             Buy             40,500         02/27/04         17.4350
             Buy             16,800         03/01/04         17.5171
             Buy             49,600         03/02/04         17.5557
             Buy             44,900         03/03/04         17.5540
             Buy              1,700         03/09/04         17.4459
             Buy                200         03/11/04         17.1300
             Buy              5,000         03/12/04         17.0758
             Buy              8,000         03/15/04         17.0413
             Buy              9,600         03/16/04         17.0139
             Buy              3,000         03/17/04         17.1406
             Buy                100         03/18/04         17.2200
             Buy              2,300         03/19/04         17.0443
             Buy              2,300         03/22/04         16.8043
             Buy              2,300         03/26/04         16.9443
             Buy              4,800         03/29/04         17.1034
             Buy              1,400         03/30/04         17.1614
             Buy              5,000         03/31/04         17.1900
             Buy              7,300         03/31/04         17.1637
             Buy             13,400         04/01/04         17.2599
             Buy              4,800         04/02/04         17.3284
             Buy             12,200         04/05/04         17.3588
             Buy              3,000         04/06/04         17.3456

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 45 of 63 Pages
----------------------                                    ----------------------

        Transaction       Quantity            Date           Price ($)
        -----------       --------            ----           ---------

             Buy              3,000         04/08/04         17.4833
             Buy              4,900         04/15/04         17.0487
             Buy              8,400         04/20/04         17.1703
             Buy             12,200         04/23/04         17.1780
             Buy              7,400         04/26/04         17.1802
             Buy              8,000         04/27/04         17.1946
             Buy              8,100         10/05/04         16.8862
             Buy             12,300         10/06/04         16.9117
             Buy              5,300         12/03/04         17.9389
             Buy             11,900         12/07/04         17.8839
             Buy             15,000         12/08/04         17.7830
             Buy             14,100         12/09/04         17.8686
             Buy              3,000         12/10/04         17.8785
             Buy              3,000         12/10/04         17.8585
             Buy             42,600         12/10/04         17.8571
             Buy             21,100         12/13/04         17.9713
             Buy             70,000         12/15/04         18.0466
             Buy              3,200         12/22/04         18.0429
             Buy              6,400         12/23/04         18.1597
             Buy             42,000         12/27/04         18.1635
             Buy             22,500         12/29/04         18.1905
             Buy              6,000         12/30/04         18.2264
             Buy              4,300         12/30/04         18.2279
             Buy                400         12/31/04         18.2835
            Sell              5,300         03/29/05         17.6185
            Sell             11,900         03/29/05         17.6185
            Sell             15,000         03/29/05         17.6185
            Sell             14,100         03/29/05         17.6185
            Sell             42,600         03/29/05         17.6185
            Sell             21,100         03/29/05         17.6185
            Sell             10,000         03/29/05         17.6185
            Sell              1,300         07/21/05         18.4107

                    WESTERN INVESTMENT ACTIVISM PARTNERS LLC
             Buy              2,100         11/02/04         17.0084
             Buy              8,500         11/03/04         17.1680
             Buy              5,600         11/04/04         17.2500
             Buy             52,400         11/04/04         17.3245
             Buy             27,600         11/05/04         17.5197
             Buy             30,500         11/05/04         17.5075
             Buy                700         11/08/04         17.5028
             Buy              9,200         11/10/04         17.5350
             Buy              5,500         11/11/04         17.5808

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 46 of 63 Pages
----------------------                                    ----------------------

        Transaction       Quantity            Date           Price ($)
        -----------       --------            ----           ---------

             Buy              7,500         11/12/04         17.7413
             Buy             15,900         11/12/04         17.6966
             Buy             19,300         11/15/04         17.7817
             Buy              5,400         11/23/04         17.5320
             Buy              5,500         12/03/04         17.9445
             Buy              8,700         12/06/04         17.8893
             Buy             27,100         12/06/04         17.8657
             Buy             24,000         12/08/04         17.7823
             Buy             20,900         12/13/04         17.9710
             Buy              1,800         12/14/04         18.0085
             Buy              9,100         12/14/04         18.0289
             Buy              3,000         12/16/04         18.1185
             Buy              5,400         12/16/04         18.0866
             Buy              7,100         12/17/04         18.0631
             Buy              9,000         12/23/04         18.1587
             Buy             61,000         12/28/04         18.2007
             Buy             30,200         12/29/04         18.1908
             Buy              6,000         01/03/05         18.2943
             Buy              6,000         01/04/05         17.8693
             Buy              3,000         02/03/05         17.6802
             Buy              9,200         02/04/05         17.7951
             Buy              3,600         02/07/05         17.9199
             Buy              3,000         02/09/05         17.9302
            Sell                300         02/09/05         17.9242
             Buy              5,400         02/15/05         18.0863

                    WESTERN INVESTMENT TOTAL RETURN FUND LTD.
             Buy                500         12/04/96         26.4880
            Sell                500         12/20/96         24.6596
             Buy             10,000         03/17/97         25.1471
            Sell                500         03/19/97         25.2835
            Sell              9,500         03/24/97         24.9804
             Buy             10,000         08/18/97         28.1250
             Buy              1,700         08/20/97         28.0625
            Sell              4,800         08/26/97         27.9991
            Sell              5,200         08/27/97         27.7491
            Sell              1,700         08/27/97         27.7491
             Buy             10,000         08/28/98         24.8750
            Sell              7,500         09/21/98         25.2492
             Buy             12,300         09/23/98         25.8125
            Sell              2,500         09/23/98         25.9991
            Sell              4,000         09/24/98         25.6866
            Sell              5,800         09/28/98         25.9690

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 47 of 63 Pages
----------------------                                    ----------------------

        Transaction       Quantity            Date           Price ($)
        -----------       --------            ----           ---------

            Sell              2,500         09/28/98         25.9690
             Buy              3,100         12/02/98         29.1875
            Sell              3,100         12/18/98         28.4990
             Buy              5,000         01/10/00         27.1875
             Buy              1,300         01/25/00         25.8125
             Buy              6,900         03/22/00         25.1250
            Sell              3,000         03/23/00         25.4992
             Buy              2,000         03/24/00         25.3203
            Sell              2,000         04/20/00         24.9992
            Sell              1,300         04/20/00         24.9992
            Sell              6,700         04/20/00         24.9992
            Sell                200         06/22/00         25.4551
            Sell              2,000         06/22/00         25.4551
             Buy                 48         06/28/00         25.2188
             Buy              2,000         01/03/01         21.5625
            Sell                 48         04/24/01         21.6994
            Sell              1,952         04/24/01         21.6993
            Sell                 48         05/03/01         22.5192
             Buy              5,000         04/25/02         18.5400
            Sell              5,000         04/25/02         18.4994
             Buy              6,200         11/21/02         14.2000
             Buy             13,200         12/23/02         13.4473
             Buy             12,100         12/24/02         13.4652
             Buy                200         12/24/02         13.4400
             Buy              3,000         12/26/02         13.5399
             Buy              1,000         12/27/02         13.3200
             Buy              2,100         01/02/03         13.4718
            Sell              6,200         05/08/03         14.2250
            Sell                700         05/08/03         14.2250
            Sell              5,500         06/24/03         14.7993
            Sell              7,000         06/25/03         14.9561
            Sell                200         06/25/03         14.9561
            Sell              1,600         06/25/03         14.9561
            Sell              4,800         06/27/03         14.7616
             Buy                500         08/04/03         14.6860
             Buy                500         08/12/03         14.6638
             Buy                600         08/13/03         14.7638
             Buy              1,300         08/14/03         14.7170
             Buy                500         08/19/03         14.9300
             Buy                400         08/22/03         15.1200
             Buy                400         09/08/03         15.3033
             Buy              1,000         12/15/03         15.9498
             Buy              1,700         12/16/03         15.8108

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 48 of 63 Pages
----------------------                                    ----------------------

        Transaction       Quantity            Date           Price ($)
        -----------       --------            ----           ---------

             Buy              2,600         12/18/03         15.9113
             Buy                500         12/19/03         15.9550
             Buy              1,500         12/23/03         15.9984
             Buy              1,200         12/30/03         16.3078
             Buy                800         01/07/04         16.5925
             Buy              2,000         01/12/04         16.6765
             Buy              1,200         01/14/04         16.6283
             Buy              2,800         01/15/04         16.8867
             Buy                500         01/16/04         16.9268
             Buy              1,700         01/21/04         17.0620
             Buy                500         01/22/04         17.1300
             Buy             44,900         09/27/04         16.4402
            Sell              5,700         12/31/04         18.2796
            Sell              3,000         12/31/04         18.2796
            Sell              1,000         12/31/04         18.2796
            Sell              2,100         12/31/04         18.2796
            Sell                500         12/31/04         18.2796
            Sell                500         12/31/04         18.2796
            Sell                600         12/31/04         18.2796
            Sell              1,300         12/31/04         18.2796
            Sell                500         12/31/04         18.2796
            Sell                400         12/31/04         18.2796
            Sell                400         12/31/04         18.2796
            Sell              1,000         12/31/04         18.2800
            Sell              1,700         12/31/04         18.2800
            Sell              2,600         12/31/04         18.2800
            Sell                500         12/31/04         18.2800
            Sell              1,500         12/31/04         18.2800
            Sell              1,200         12/31/04         18.2800
            Sell                800         12/31/04         18.2800
            Sell              2,000         12/31/04         18.2800
            Sell              1,200         12/31/04         18.2800
            Sell              2,800         12/31/04         18.2800
            Sell                500         12/31/04         18.2800
            Sell              1,700         12/31/04         18.2800
            Sell                500         12/31/04         18.2800
            Sell             44,900         12/31/04         18.2800

                         BENCHMARK PLUS PARTNERS, L.L.C.
             Buy              1,100         09/07/04         16.6800
             Buy              1,900         09/08/04         16.6700
             Buy             24,900         09/09/04         16.6491
             Buy             20,300         09/13/04         16.7549

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 49 of 63 Pages
----------------------                                    ----------------------

        Transaction       Quantity            Date           Price ($)
        -----------       --------            ----           ---------

             Buy             17,200         09/14/04         16.7595
             Buy              5,300         09/15/04         16.6670
             Buy              9,700         09/16/04         16.6727
             Buy             12,700         09/20/04         16.7035
             Buy             11,900         09/21/04         16.7356
             Buy                300         09/22/04         16.6100
             Buy                100         09/23/04         16.5100
             Buy             17,100         09/24/04         16.5025
             Buy             18,800         09/27/04         16.4260
             Buy             17,100         09/28/04         16.4936
             Buy              7,000         09/29/04         16.5233
             Buy             36,800         09/30/04         16.5586
             Buy             32,900         10/01/04         16.7452
             Buy              1,900         10/25/04         16.3500
             Buy             10,600         10/26/04         16.5300
             Buy             11,000         10/27/04         16.7375
             Buy             14,400         11/22/04         17.6445
             Buy              9,600         11/23/04         17.6415
             Buy             11,700         11/24/04         17.7291
             Buy             10,300         11/26/04         17.8250
             Buy              3,500         11/29/04         17.8229
             Buy              3,400         11/30/04         17.7088
             Buy             12,700         12/14/04         18.0650
             Buy              9,000         02/15/05         18.1029
             Buy              3,100         02/16/05         18.1014
             Buy             16,625         02/17/05         18.0405
             Buy             13,700         02/18/05         18.0168
             Buy             29,500         02/22/05         17.8765
             Buy             41,200         02/23/05         17.8677
             Buy             19,600         02/24/05         17.9110
             Buy             10,000         02/25/05         18.1343
             Buy             13,200         02/28/05         18.0367
             Buy              8,300         03/01/05         18.1270
             Buy             18,700         03/02/05         18.1543
             Buy              2,000         03/02/05         18.1300
             Buy                800         03/03/05         18.1750
             Buy             12,300         03/03/05         18.1712
             Buy             15,400         03/04/05         18.3163
             Buy             13,000         03/07/05         18.4154
             Buy             10,900         03/08/05         18.3435
             Buy              7,000         03/09/05         18.2186
             Buy              4,000         03/10/05         18.1409
             Buy              4,000         03/11/05         18.1417

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 50 of 63 Pages
----------------------                                    ----------------------

        Transaction       Quantity            Date           Price ($)
        -----------       --------            ----           ---------

             Buy              4,900         03/14/05         18.0937
             Buy              1,700         03/15/05         18.1881
             Buy              2,900         03/23/05         17.5895
             Buy              3,600         03/24/05         17.6830
             Buy             11,300         03/28/05         17.6806
             Buy              7,500         03/29/05         17.6043
             Buy             11,900         03/30/05         17.6705
             Buy              5,100         03/31/05         17.7907
             Buy              3,900         04/01/05         17.6739
             Buy              6,500         04/04/05         17.6396
             Buy              4,300         04/05/05         17.8015
             Buy              1,800         04/06/05         17.9002
             Buy              2,500         04/07/05         17.9313
             Buy              1,800         04/08/05         17.8366
             Buy              3,100         04/11/05         17.7921
             Buy              5,500         04/12/05         17.7106
             Buy              2,500         04/13/05         17.7822
             Buy             12,600         04/14/05         17.6489
             Buy              5,700         04/15/05         17.4753
             Buy                700         04/18/05         17.2760
             Buy             26,400         04/21/05         17.3440
             Buy              4,900         04/22/05         17.3303
             Buy             31,700         04/25/05         17.4545
             Buy             17,300         04/26/05         17.4420
             Buy             17,800         04/27/05         17.2971
             Buy             17,600         04/29/05         17.3154
             Buy              3,600         05/02/05         17.4098
             Buy              1,800         05/03/05         17.4200
             Buy              7,200         05/04/05         17.5924
             Buy             17,800         05/05/05         17.6490
             Buy              5,000         05/06/05         17.6689
             Buy             14,800         05/09/05         17.6438
             Buy             20,500         05/10/05         17.5859
             Buy             27,100         05/11/05         17.5609
             Buy             33,600         05/12/05         17.5536
             Buy             29,200         05/13/05         17.4242
             Buy             58,400         05/16/05         17.4859
             Buy             48,000         05/17/05         17.5502
             Buy             10,700         05/18/05         17.7169
             Buy             24,000         05/27/05         17.9496
             Buy             19,700         05/31/05         17.8876
             Buy             17,900         06/01/05         17.9896
             Buy              1,900         06/02/05         17.9994

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 51 of 63 Pages
----------------------                                    ----------------------

        Transaction       Quantity            Date           Price ($)
        -----------       --------            ----           ---------

             Buy              3,250         06/03/05         18.0011
             Buy                500         06/07/05         18.0594
             Buy              1,400         06/09/05         17.9495
             Buy              4,700         06/10/05         17.9077
             Buy              6,500         06/13/05         17.9750
             Buy              5,500         06/14/05         17.9682
             Buy              2,600         06/15/05         17.9993
             Buy              5,200         06/16/05         18.0634
             Buy              7,600         06/17/05         18.1829
             Buy              6,200         06/20/05         18.1638
             Buy             16,100         06/21/05         18.1730
             Buy             17,000         06/22/05         18.1789
             Buy             23,000         06/23/05         18.1218
             Buy              5,000         06/24/05         17.9375
             Buy              1,300         06/27/05         17.8266
             Buy              4,100         07/05/05         17.8661
             Buy                700         07/06/05         17.8917
             Buy              3,000         07/07/05         17.8001
             Buy              4,200         07/08/05         17.9972
             Buy              4,900         07/11/05         18.1280
             Buy              4,200         07/12/05         18.1842
             Buy              9,800         07/13/05         18.1949
             Buy              2,800         07/15/05         18.2989
             Buy              2,600         07/20/05         18.3866
             Buy              1,100         07/27/05         18.4300
             Buy              5,700         07/28/05         18.5230
             Buy              1,200         08/01/05         18.4268
             Buy              5,000         08/02/05         18.5069
             Buy                600         08/04/05         18.4879
             Buy              3,200         08/09/05         18.4103
             Buy              6,500         08/10/05         18.5466
             Buy                800         08/11/05         18.4636
             Buy              1,000         09/09/05         18.4800
             Buy              3,000         09/19/05         18.2570

                  BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
             Buy             17,000         03/10/05         18.1409
             Buy             15,800         03/11/05         18.1417
             Buy             19,400         03/14/05         18.0937
             Buy              6,600         03/15/05         18.1881
             Buy                200         03/16/05         17.9400
             Buy             11,400         03/23/05         17.5895
             Buy             14,600         03/24/05         17.6830

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 52 of 63 Pages
----------------------                                    ----------------------

        Transaction       Quantity            Date           Price ($)
        -----------       --------            ----           ---------

             Buy             44,000         03/28/05         17.6806
             Buy             29,800         03/29/05         17.6043
             Buy            120,000         03/29/05         17.6209
             Buy             47,700         03/30/05         17.6705
             Buy             20,200         03/31/05         17.7907
             Buy             15,400         04/01/05         17.6739
             Buy             25,600         04/04/05         17.6396
             Buy             17,200         04/05/05         17.8015
             Buy              7,300         04/06/05         17.9002
             Buy             10,200         04/07/05         17.9313
             Buy              7,200         04/08/05         17.8366
             Buy             12,500         04/11/05         17.7921
             Buy             21,800         04/12/05         17.7106
             Buy              9,900         04/13/05         17.7822
             Buy             29,300         04/14/05         17.6489
             Buy             22,700         04/15/05         17.4753
             Buy             31,300         04/18/05         17.2760
             Buy              8,000         04/21/05         17.3440
             Buy              2,200         04/22/05         17.3303
             Buy             10,600         04/25/05         17.4545
             Buy              5,700         04/26/05         17.4420
             Buy              6,000         04/27/05         17.2971
             Buy              5,800         04/29/05         17.3154
             Buy              1,200         05/02/05         17.4098
             Buy                600         05/03/05         17.4200
             Buy              1,800         05/04/05         17.5924
             Buy              4,400         05/05/05         17.6490
             Buy              1,200         05/06/05         17.6689
             Buy              3,700         05/09/05         17.6438
             Buy              5,100         05/10/05         17.5859
             Buy             19,700         05/31/05         17.8876
             Buy             17,900         06/01/05         17.9896
             Buy             10,500         06/02/05         17.9994
             Buy              4,250         06/03/05         18.0011
             Buy              7,000         06/06/05         17.9114
             Buy              3,000         06/07/05         18.0594
             Buy              6,500         06/08/05         17.9800
             Buy              7,700         06/09/05         17.9495
             Buy             26,900         06/10/05         17.9077
             Buy             36,600         06/13/05         17.9750
             Buy             31,000         06/14/05         17.9682
             Buy             14,600         06/15/05         17.9993
             Buy             20,800         06/16/05         18.0634

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 53 of 63 Pages
----------------------                                    ----------------------

        Transaction       Quantity            Date           Price ($)
        -----------       --------            ----           ---------

             Buy             31,300         06/17/05         18.1829
             Buy             24,800         06/20/05         18.1638
             Buy             64,500         06/21/05         18.1730
             Buy             69,500         06/22/05         18.1789
             Buy             84,300         06/23/05         18.1218
             Buy             20,600         06/24/05         17.9375
             Buy              5,100         06/27/05         17.8266
             Buy              1,300         07/01/05         17.7731
             Buy             16,600         07/05/05         17.8661
             Buy              2,900         07/06/05         17.8917
             Buy             11,100         07/07/05         17.8001
             Buy              9,000         07/08/05         17.9972
             Buy             19,500         07/11/05         18.1280
             Buy             16,900         07/12/05         18.1842
             Buy             39,000         07/13/05         18.1949
             Buy                300         07/14/05         18.2800
             Buy             11,300         07/15/05         18.2989
             Buy             10,500         07/20/05         18.3866
             Buy              3,300         07/27/05         18.4300
             Buy             22,800         07/28/05         18.5230
             Buy              4,800         08/01/05         18.4268
             Buy             19,800         08/02/05         18.5069
             Buy                700         08/03/05         18.4700
             Buy              2,200         08/04/05         18.4879
             Buy             12,800         08/09/05         18.4103
             Buy             26,200         08/10/05         18.5466
             Buy              3,100         08/11/05         18.4636
             Buy              1,600         08/17/05         18.3700
             Buy              1,400         08/18/05         18.3300
             Buy                200         08/22/05         18.3900
             Buy                200         09/06/05         18.2800
             Buy              1,000         09/09/05         18.4800
             Buy                600         09/16/05         18.3700
             Buy             12,200         09/19/05         18.2570

                                ARTHUR D. LIPSON
             Buy                  1         11/06/95         23.5000
             Buy              1,000         12/02/05         18.6900

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 54 of 63 Pages
----------------------                                    ----------------------

                                    EXHIBIT B

                              CONSENTS OF NOMINEES

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 55 of 63 Pages
----------------------                                    ----------------------

                                ARTHUR D. LIPSON
                           C/O WESTERN INVESTMENT LLC
                      2855 E. COTTONWOOD PARKWAY, SUITE 110
                           SALT LAKE CITY, UTAH 84121

                                                               December 29, 2005

Tri-Continental Corporation
100 Park Avenue
New York, New York 10017
Attn:  Corporate Secretary

Dear Sir:

     You are hereby notified that the undersigned consents to (i) being named as a nominee in the notice provided by Western  Investment  Hedged  Partners,  L.P.
("Western")  and Arthur D. Lipson of their intention to nominate the undersigned as a director of  Tri-Continental  Corporation  ("Tri-Continental")  at the 2006
annual meeting of  stockholders,  or any other meeting of  stockholders  held in
lieu   thereof,   and  any   adjournments,   postponements,   reschedulings   or
continuations  thereof (the "Annual Meeting"),  (ii) being named as a nominee in any proxy  statement  filed by Western and/or Mr. Lipson in connection  with the solicitation  of proxies or written  consents for election of the undersigned at the  Annual  Meeting,  and (iii)  serving as a director  of  Tri-Continental  if elected at the Annual Meeting.

                                          Very truly yours,

                                          /s/ Arthur D. Lipson

                                          Arthur D. Lipson

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 56 of 63 Pages
----------------------                                    ----------------------

                                MATTHEW S. CROUSE
                           C/O WESTERN INVESTMENT LLC
                      2855 E. COTTONWOOD PARKWAY, SUITE 110
                           SALT LAKE CITY, UTAH 84121

                                                               December 29, 2005

Tri-Continental Corporation
100 Park Avenue
New York, New York 10017
Attn:  Corporate Secretary

Dear Sir:

     You are hereby notified that the undersigned consents to (i) being named as a nominee in the notice provided by Western  Investment  Hedged  Partners,  L.P.
("Western")  and Arthur D. Lipson of their intention to nominate the undersigned as a director of  Tri-Continental  Corporation  ("Tri-Continental")  at the 2006
annual meeting of  stockholders,  or any other meeting of  stockholders  held in
lieu   thereof,   and  any   adjournments,   postponements,   reschedulings   or
continuations  thereof (the "Annual Meeting"),  (ii) being named as a nominee in any proxy  statement  filed by Western and/or Mr. Lipson in connection  with the solicitation  of proxies or written  consents for election of the undersigned at the  Annual  Meeting,  and (iii)  serving as a director  of  Tri-Continental  if elected at the Annual Meeting.

                                          Very truly yours,

                                          /s/ Matthew S. Crouse

                                          Matthew S. Crouse

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 57 of 63 Pages
----------------------                                    ----------------------

                                   PAUL DEROSA
                                C/O MT LUCAS, LLC
                                730 FIFTH AVENUE
                               NEW YORK, NY 10019

                                                               December 29, 2005

Tri-Continental Corporation
100 Park Avenue
New York, New York 10017
Attn:  Corporate Secretary

Dear Sir:

     You are hereby notified that the undersigned consents to (i) being named as a nominee in the notice provided by Western  Investment  Hedged  Partners,  L.P.
("Western")  and Arthur D. Lipson of their intention to nominate the undersigned as a director of  Tri-Continental  Corporation  ("Tri-Continental")  at the 2006
annual meeting of  stockholders,  or any other meeting of  stockholders  held in
lieu   thereof,   and  any   adjournments,   postponements,   reschedulings   or
continuations  thereof (the "Annual Meeting"),  (ii) being named as a nominee in any proxy  statement  filed by Western and/or Mr. Lipson in connection  with the solicitation  of proxies or written  consents for election of the undersigned at the  Annual  Meeting,  and (iii)  serving as a director  of  Tri-Continental  if elected at the Annual Meeting.

                                          Very truly yours,

                                          /s/ Paul DeRosa

                                          Paul DeRosa

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 58 of 63 Pages
----------------------                                    ----------------------

                               MARLENE A. PLUMLEE
                             C/O UNIVERSITY OF UTAH
                  SCHOOL OF ACCOUNTING AND INFORMATION SYSTEMS
                          1645 E. CAMPUS CENTER DRIVE
                            SALT LAKE CITY, UT 84112

                                                               December 29, 2005

Tri-Continental Corporation
100 Park Avenue
New York, New York 10017
Attn:  Corporate Secretary

Dear Sir:

     You are hereby notified that the undersigned consents to (i) being named as a nominee in the notice provided by Western  Investment  Hedged  Partners,  L.P.
("Western")  and Arthur D. Lipson of their intention to nominate the undersigned as a director of  Tri-Continental  Corporation  ("Tri-Continental")  at the 2006
annual meeting of  stockholders,  or any other meeting of  stockholders  held in
lieu   thereof,   and  any   adjournments,   postponements,   reschedulings   or
continuations  thereof (the "Annual Meeting"),  (ii) being named as a nominee in any proxy  statement  filed by Western and/or Mr. Lipson in connection  with the solicitation  of proxies or written  consents for election of the undersigned at the  Annual  Meeting,  and (iii)  serving as a director  of  Tri-Continental  if elected at the Annual Meeting.

                                          Very truly yours,

                                          /s/ Marlene A. Plumlee

                                          Marlene A. Plumlee

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 59 of 63 Pages
----------------------                                    ----------------------

                     JOINT FILING AND SOLICITATION AGREEMENT

     WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Tri-Continental Corporation, a Maryland corporation ("Tri-Continental");

     WHEREAS, Western Investment LLC ("Western Investment"),  Western Investment
Hedged Partners, L.P. ("WIHP"), Western Investment Activism Partners LLC, Arthur
D. Lipson,  Matthew S. Crouse, Paul DeRosa,  Marlene A. Plumlee,  Benchmark Plus
Institutional Partners,  L.L.C.,  Benchmark Plus Management,  L.L.C.,  Benchmark
Plus Partners,  L.L.C., Paradigm Partners,  N.W., Inc., Scott Franzblau,  Robert
Ferguson  and  Michael  Dunmire  wish to form a group for the purpose of seeking representation on the Board of Directors of Tri-Continental;

     WHEREAS,  WIHP and Mr. Lipson intend to nominate Arthur D. Lipson,  Matthew
S.  Crouse,  Paul DeRosa and Marlene A. Plumlee as nominees to be elected to the
Board of Directors of Tri-Continental at the 2006 annual meeting of stockholders of  Tri-Continental,  or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the
"Annual Meeting").

     NOW, IT IS AGREED, this 6th day of January 2006 by the parties hereto:

     1. In accordance with Rule  13d-1(k)(1)(iii)  under the Securities Exchange
Act of 1934, as amended,  each of the  undersigned  (collectively,  the "Group")
agrees to the joint filing on behalf of each of them of  statements  on Schedule
13D with respect to the  securities of  Tri-Continental  to the extent  required under applicable  securities laws. Each member of the Group shall be responsible for the accuracy and completeness of his/her/its own disclosure therein.

     2. So long as this agreement is in effect,  each of the  undersigned  shall provide  written  notice to  Olshan  Grundman  Frome  Rosenzweig  &  Wolosky  LLP
("Olshan")   of  (i)  any  of  their   purchases  or  sales  of   securities  of
Tri-Continental  or (ii) any  securities  of  Tri-Continental  over  which  they acquire or dispose of beneficial ownership.  Notice shall be given no later than
24 hours after each such transaction.

     3. Each of the undersigned  agrees to solicit  proxies or written  consents for the election of Arthur D. Lipson, Matthew S. Crouse, Paul DeRosa and Marlene
A. Plumlee, or any other person(s) nominated by WIHP or Mr. Lipson, to the Board of Directors of Tri-Continental at the Annual Meeting (the "Nominees").

     4. Western  Investment  agrees to bear all expenses  incurred in connection with the Group's  activities,  including expenses incurred by any of the parties in a solicitation of proxies or written  consents by the members of the Group in connection  with the Annual  Meeting.  Notwithstanding  the  foregoing,  Western
Investment  shall not be required to reimburse  any party for (i)  out-of-pocket expenses  incurred by a party in the aggregate in excess of $250 without Western
Investment's  prior written  approval;  (ii) the value of the time of any party;
(iii) legal fees incurred without Western  Investment's  prior written approval;
or (iv) the costs of any counsel, other than Olshan, employed in connection with any pending or threatened  litigation without Western Investment's prior written approval.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 60 of 63 Pages
----------------------                                    ----------------------

     5. The  relationship  of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this  Agreement.  Such relationship  shall be  construed  and  deemed  to be for the  sole and  limited purpose of carrying on such business as described  herein.  Nothing herein shall be construed to authorize  any party to act as an agent for any other party,  or to create a joint venture or partnership,  or to constitute an  indemnification.
Nothing herein shall  restrict any party's right to purchase or sell  securities
of  Tri-Continental,   as  he/she/it  deems  appropriate,  in  his/her/its  sole
discretion,  provided  that all such  purchases and sales are made in compliance with all applicable securities laws.

     6. This Agreement may be executed in  counterparts,  each of which shall be deemed an original and all of which,  taken together,  shall  constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

     7. In the  event  of any  dispute  arising  out of the  provisions  of this
Agreement,  the parties hereto consent and submit to the exclusive  jurisdiction of the Federal and State Courts in the State of New York.

     8. Any party  hereto  may  terminate  his/her/its  obligations  under  this agreement at any time on 24 hours' written  notice to all other parties,  with a copy by fax to Steven Wolosky at Olshan, Fax No. (212) 451-2222.

     9. Each party  acknowledges  that Olshan  shall act as counsel for both the
Group and Western Investment.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 61 of 63 Pages
----------------------                                    ----------------------

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                   WESTERN INVESTMENT LLC

                                   By:   /s/ Arthur D. Lipson
                                      -----------------------------------
                                   Name: Arthur D. Lipson
                                         Title: Sole Member

                                   WESTERN INVESTMENT HEDGED PARTNERS L.P.

                                   By: Western Investment LLC,
                                   Its General Partner

                                   By:   /s/ Arthur D. Lipson
                                      -----------------------------------
                                   Name: Arthur D. Lipson
                                   Title: Managing Member

                                   WESTERN INVESTMENT ACTIVISM PARTNERS LLC

                                   By: Western Investment LLC,
                                   Its Managing Member

                                   By:   /s/ Arthur D. Lipson
                                      -----------------------------------
                                   Name: Arthur D. Lipson
                                   Title: Managing Member

                                   BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.

                                   By: Benchmark Plus Management, L.L.C.,
                                   Its Managing Member

                                   By: /s/ Scott Franzblau
                                       -----------------------------------
                                   Name: Scott Franzblau
                                   Title: Managing Member

                                   By:  /s/ Robert Ferguson
                                      ------------------------------------
                                   Name: Robert Ferguson
                                   Title: Managing Member

                                   By: /s/ Michael Dunmire
                                      ------------------------------------
                                   Name: Michael Dunmire
                                   Title: Managing Member

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 62 of 63 Pages
----------------------                                    ----------------------

                                   BENCHMARK PLUS MANAGEMENT, L.L.C.

                                   By: /s/ Scott Franzblau
                                       -----------------------------------
                                   Name: Scott Franzblau
                                   Title: Managing Member

                                   By:  /s/ Robert Ferguson
                                      ------------------------------------
                                   Name: Robert Ferguson
                                   Title: Managing Member

                                   By: /s/ Michael Dunmire
                                      ------------------------------------
                                   Name: Michael Dunmire
                                   Title: Managing Member

                                   BENCHMARK PLUS PARTNERS, L.L.C.

                                   By: Paradigm Partners, N.W., Inc.
                                   Its Managing Member

                                   By:  /s/ Robert Ferguson
                                      ------------------------------------
                                   Name: Robert Ferguson
                                   Title: President

                                   By: /s/ Michael Dunmire
                                      ------------------------------------
                                   Name: Michael Dunmire
                                   Title: Chairman of the Board

                                   PARADIGM PARTNERS, N.W., INC.

                                   By:  /s/ Robert Ferguson
                                      ------------------------------------
                                   Name: Robert Ferguson
                                   Title: President

                                   By: /s/ Michael Dunmire
                                      ------------------------------------
                                   Name: Michael Dunmire
                                   Title: Chairman of the Board

                                   /s/ Arthur D. Lipson
                                   -----------------------------------------
                                   ARTHUR D. LIPSON

                                   /s/ Matthew S. Crouse
                                   -----------------------------------------
                                   MATTHEW S. CROUSE

                                   /s/ Paul Derosa
                                   -----------------------------------------
                                   PAUL DEROSA

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CUSIP No. 895436103                   13D                    Page 63 of 63 Pages
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                                   /s/ Marlene A. Plumlee
                                   -----------------------------------------
                                   MARLENE A. PLUMLEE

                                   /s/ Scott Franzblau
                                   -----------------------------------------
                                   SCOTT FRANZBLAU

                                   /s/ Robert Ferguson
                                   -----------------------------------------
                                   ROBERT FERGUSON

                                   /s/ Michael Dunmire
                                   -----------------------------------------
                                   MICHAEL DUNMIRE